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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Gladstone Capital Advisers, Inc. (incorporated in Delaware)

Gladstone Business Loan, LLC (incorporated in Delaware)

Gladstone Financial Corporation (incorporated in Delaware)

BERTL, Inc. (incorporated in Delaware)

LYP Holdings Corp. (incorporated in Delaware)

U.S. Healthcare Communications, Inc. (incorporated in Delaware)

USHC Legal, Inc. (incorporated in New Jersey)

Directories Holdings, Inc. (incorporated in Delaware)

Western Directories, Inc. (incorporated in Delaware)

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  Exhibit 21